Exhibit 10.40

WellCare Health Plans, Inc.
The WellCare Group of Companies
WellCare of Florida, Inc.
HealthEase of Florida, Inc
WellCare of New York, Inc.
FirstChoice HealthPlans
of Connecticut, Inc.
Harmony Behavioral Health, Inc.
WellCare of Louisiana, Inc.
Comprehensive Health
Management, Inc.
Harmony Health Systems, Inc.
Harmony Health Plan of Illinois, Inc.
8735 Henderson Road, Ren 2
Tampa, Florida 33634
Telephone: 813.290.6200
January 17, 2006
Adam Miller
11305 East Autumn Sage Drive
Scottsdale, Arizona 85255
Dear Adam:
We are delighted to extend to you an offer to join the WellCare team. This offer represents our sincere interest in you as a key contributor to our growth and leadership in the industry. On behalf of Comprehensive Health Management, Inc. (the “Company”), a member of the WellCare group of companies, this letter will confirm our offer of employment by the Company on the following terms:
Position: You will be joining the Company as Chief Operating Officer, PDP, reporting to Heath Schiesser, President, PDP. Your employment is to commence as soon as reasonably practicable, but not later than February 6, 2006.
Location: Your principal place of employment will be our Tampa, Florida location, but you will be expected to undertake reasonable business travel, to the other territories in which we may operate.
Salary: You will receive a salary at the annual rate of $270,000.00 payable biweekly one week in arrears.
Annual Bonus: You will be eligible to be considered for an annual bonus of up to 50% of your base salary, with a guaranteed bonus of 35% of your base salary in your first year of employment, payable in 2007 in accordance with our standard policies and practices. In subsequent years, the amount of your potential annual bonus (if any) depends on your individual performance and the performance of the Company, as determined by the Company and as may be paid in the Company’s sole discretion. You must be employed on the bonus payment date in order to be eligible.
Signing Bonus: You will receive a $227,000.00 signing bonus, which must be repaid to the Company on a pro-rated basis if you resign or are terminated for misconduct less than one year after your date of hire, as set forth in more detail in the enclosed Agreement to Repay Sign-On Bonus.

Equity Award: Subject to board approval, you will be granted 25,000 shares of restricted common stock of WellCare Health Plans, Inc. and options to purchase 60,000 shares of common stock of WellCare Health Plans, Inc. This equity grant will vest over a five year period and be subject to the terms and conditions of the WellCare Health Plans, Inc. 2004 Equity Incentive Plan and our standard policies and practices. We would be glad to answer any questions you may have regarding the terms of these equity awards.
Relocation: To facilitate your relocation, we will pay all reasonable expenses, house hunting trips, etc., up to a maximum of $35,000.00, which will be adjusted is appropriate based on bids received. Expenses covered include those associated with a full service move by a national moving carrier to be selected by us, for the purpose of transporting household goods (but excluding any exceptional and unique furniture or other items) from Scottsdale, Arizona to the Tampa, Florida area. Details of your relocation package are provided in the attached WellCare Relocation Package document. Please contact Lorena Acosta at 813-865-1675 or 800-960-2530, x3527 for further information. All relocation expenses must be repaid to the Company on a pro-rated basis if you resign or are terminated for misconduct less than one year after your date of hire, as set forth in more detail in the enclosed Agreement to Repay Relocation Expenses.
Severance: If your employment is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below), you will be entitled to receive continued payment of your base salary plus continuation of medical benefits in accordance with the Company’s policies and practices for a period of twelve months following such termination. You will also be entitled to an outplacement service paid for by the Company. Such separation benefits would be conditioned upon your adherence to the terms of the Company’s standard Confidentiality Agreement and Restrictive Covenant Agreement, both of which are enclosed, and your execution of a general release of claims. If your employment is terminated by the Company for Cause or by you without Good Reason, you will not be entitled to any separation benefits.
For purposes of this letter, the terms “Cause” and “Good Reason” shall have the meanings set forth on Exhibit A attached hereto.
Other: The Company supports your community involvement and understands that you may engage in passive activities that may, from time to time, require insubstantial portions of your working time. It is agreed that you may serve in any director or similar type capacity with up to three organizations, provided (i) such activities are not inconsistent, interfere or conflict with your performance of your duties to the Company and (ii) you perform such activities on your personal time or take PTO time to perform such activities.
Benefits: You are eligible for all other fringe benefits offered generally to our associates, including health and dental coverage beginning on the first of the month following 30 days of employment, all in accordance with the Company’s applicable plans and policies, as may be in effect from time to time.
Paid Time Off: You are eligible for eighteen days paid time off (PTO), one floating holiday, and seven company-paid holidays in accordance with the Company’s applicable policies, as may be in effect from time to time.
Successors and Assigns: The terms of this offer letter shall be binding on all successors and assigns.
You should be aware that employment with the Company is for no specific period of time. As a result, either you or the Company are free to terminate our employment relationship at any time for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at-will” nature of your employment may only be changed in a written agreement signed by you and the President of the Company.
This offer letter sets forth the entire agreement between us and supersedes any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment.
Please be advised that your employment is contingent upon our verification of the background information, submitted on your Application for Employment and your signing of the Company’s Restrictive Covenant Agreement, Agreement to Repay Sign-On Bonus, Agreement to Repay Relocation Expenses and standard Confidentiality Agreement. In addition you will be required to complete a successful drug screening test. It is also contingent upon your eligibility to work in the United States.
To accept this offer, please sign this letter and return it to my attention via facsimile at (813) 290-6211. This offer, if not accepted, will expire on January 18, 2006. If you have any questions, please contact Ted Quesnette at (813) 290-6278.
Sincerely,
Gretchen Demartini
Vice President, Human Resources
I have read and accept this employment offer.

/s/ Adam Miller	1/18/06
Adam Miller	Date

EXHIBIT A
“Cause” shall mean the occurrence of one or more of the following events:
     (i) Conviction of any felony or any crime or offense lesser than a felony involving the property of the Company or a subsidiary or affiliate of the Company; or
     (ii) Deliberate or reckless conduct that has caused demonstrable and serious injury to the Company or a subsidiary or affiliate of the Company, monetary or otherwise, or any other serious misconduct of such a nature that the participant’s continued relationship with the Company or a subsidiary or affiliate of the Company may reasonably be expected to adversely affect the business or properties of the Company or any subsidiary or affiliate of the Company; or
     (iii) Willful refusal to perform or reckless disregard of duties properly assigned, as determined by the Company; or
     (iv) Breach of duty of loyalty to the Company or a subsidiary or affiliate of the Company or other act of fraud or dishonesty with respect to the Company or a subsidiary or affiliate of the Company.
“Good Reason” shall mean the occurrence of one or more of the following events:
     (i) A failure of the Company to pay the compensation and benefits set forth in your offer letter;
     (ii) Any act or omission by the Company which shall represent a willful breach of any of the material terms of your offer letter;
     (iii) A material diminution in your duties, authority, responsibilities or reporting relationship in a manner inconsistent with your position as set forth in your offer letter; or
     (iv) The Company requiring you, without your consent, to be based at any office or location outside of fifty miles from Tampa, Florida, except for travel reasonably required in the performance of your responsibilities.